EXHIBIT 10.1

February 2, 2015

Board of Directors
Satya Worldwide, Inc.
429 N. Dixie Hwy., Suite 201
Pompano Beach, FL  33060

Ladies and Gentlemen:

This is to confirm the terms of our agreement with respect to the repurchase of the shares of common stock of Satya Worldwide, Inc., a Florida corporation (the “Company”), issued to the undersigned by the Company for a purchase price in the amount of One Thousand Ten Dollars ($1,010.00).  In consideration of the payment of the purchase price, the undersigned shall deliver the stock certificate (no. 4) representing 1,700,000 shares of common stock, par value $.0001 per share, of the Company issued to the undersigned (the “Shares”) in proper form for transfer to the Company.  The undersigned represents and warrants that she has good and valid title to the Shares, free and clear of any liens, claims or encumbrances on the Shares.

This letter embodies the entire agreement and understanding between the Company and the undersigned with respect to the subject matter of this letter and supersedes all prior discussions, understandings and agreements relating to the Shares and the subject matter of this letter.  This terms of this letter shall not be altered or amended except by an instrument in writing signed by both of the Company and the undersigned and shall be governed by and construed in accordance with the laws of Florida.

Please countersign this letter in the space provided below if this letter correctly sets forth the terms of our agreement.

Sincerely,

/s/  Patricia Posner
       Patricia Posner

Acknowledged and agreed to this
2nd day of February, 2015:

SATYA WORLDWIDE, INC.

By: /s/ Andrea Kowalski
             Andrea Kowalski, President